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                                                                    EXHIBIT 5.1

                   [Letterhead of Willkie Farr & Gallagher]

                                                                  July 15, 2002
Prime Hospitality Corp.
700 Route 46 East
Fairfield, New Jersey 07004

                    Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

   We have acted as counsel to Prime Hospitality Corp., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-4, filed with the Securities and Exchange Commission on June 24, 2002 (the "Registration Statement"), relating to the offer by the Company to exchange up to $200,000,000 aggregate principal amount of its 8 3/8% Series B Senior Subordinated Notes due 2012 (the "Exchange Notes") for all of the Company's outstanding 8 3/8% Series A Senior Subordinated Notes due 2012 (the "Original Notes") that were issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended. The Original Notes were issued under, and the Exchange Notes are to be issued under, an Indenture, dated as of April 29, 2002 (the "Indenture"), between the Company and Wells Fargo Bank Minnesota, NA, as trustee (the "Trustee"). Capitalized terms used herein that are not otherwise defined have the meanings ascribed thereto as set forth in the Registration Statement.

   We have examined copies of (i) the Registration Statement, (ii) the Offering Memorandum relating to the Original Notes, dated April 16, 2002, (iii) the Indenture, (iv) the Restated Certificate of Incorporation, as amended, of the Company and (v) the Restated Bylaws of the Company.

   We have also examined original, reproduced or certified copies of such records of the Company as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination and in rendering our opinions contained herein, we have assumed (i) the genuineness of all signatures of all parties other than the Company; (ii) the authenticity of all corporate records, agreements, documents, instruments and certificates of the Company submitted to us as originals, the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies thereof and the authenticity of the originals of such conformed, certified or photostatic copies; (iii) the due authorization, execution and delivery of all documents and agreements (including the Exchange Notes and the Indenture) by all parties thereto (other than the Company) and the binding effect of such documents and agreements on all such parties; (iv) the legal right and power of all such parties other than the Company under all applicable laws and regulations to enter into, execute and deliver such agreements and documents; and (v) the capacity of natural persons. As to all questions of fact material to such opinions, we have relied without independent check or verification upon representations contained in the Exchange Notes and the Indenture; certificates of the Company, and its officers, employees, agents and representatives; and certificates of public officials. We have not independently investigated or verified the matters set forth therein.

   Based upon the foregoing, we are of the opinion that:

    1. The execution and delivery of the Indenture have been duly authorized by the Company, and the Indenture constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms thereof, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

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    2. The Exchange Notes have been duly authorized and, when duly executed by the proper officers of the Company, duly authenticated by the Trustee and issued by the Company in accordance with the terms of the Indenture and the Exchange Offer, will constitute legal, valid and binding obligations of the Company, will be entitled to the benefits of the Indenture and will be enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

   We are members of the bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States typically applicable to transactions of the type contemplated by the Exchange Offer.

   This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

   This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

   We consent to being named in the Registration Statement and related prospectus as counsel who are passing upon the legality of the Exchange Notes for the Company and to the reference to our name under the caption "Legal Matters" in such prospectus. We further consent to your filing copies of this opinion as an exhibit to the Registration Statement or any amendment thereto. In giving such consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                          Very truly yours,

                                          /s/  Willkie Farr & Gallagher

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